Exhibit 10.1

REAL ESTATE PURCHASE AGREEMENT

THIS REAL ESTATE PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 24, 2026 (the “Effective Date”), by and between UTSI Finance, Inc., a Michigan corporation (“Seller”), and Lakeshore Ventures LLC, a Michigan limited liability company (“Buyer”). Seller and Buyer are referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals:

WHEREAS, Seller is the owner of certain real property located in Kearny, New Jersey, together with all improvements, fixtures, easements, appurtenances and other rights pertaining thereto, as more particularly described on Exhibit A attached hereto (the “Property”);

WHEREAS, Buyer is the sole member of Passaic Ventures, LLC, a Michigan limited liability company (“Passaic Ventures”), which owns certain real property and improvements located in Newark, New Jersey;

WHEREAS, pursuant to that certain Membership Interest Purchase Agreement, dated as of the date hereof, between Buyer, as seller thereunder, and Seller, as buyer thereunder (the “Passaic MIPA”), Buyer is transferring to Seller all of the outstanding membership interests of Passaic Ventures as part of the consideration contemplated hereby;

WHEREAS, this Agreement is being entered into in connection with a series of related transactions among the Parties and certain of their Affiliates, each of which has been separately negotiated and approved, and the Parties acknowledge that the transactions collectively reflect a broader commercial arrangement among the Parties and their Affiliates; and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Property on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

1. PURCHASE AND SALE. Seller hereby agrees to sell, convey, assign and transfer to Buyer, and Buyer hereby agrees to purchase and acquire from Seller, the real property located in Kearny, New Jersey, together with all improvements, fixtures, easements, appurtenances and other rights pertaining thereto, as more particularly described on Exhibit A attached hereto, on the terms and subject to the conditions set forth in this Agreement.

2. PURCHASE PRICE. The Parties acknowledge that the transactions contemplated by this Agreement are part of the broader commercial arrangement described in the Recitals. The consideration payable by Buyer for the Property (collectively, the “Purchase Price”) shall consist of:

(a) cash consideration in the amount of Thirty-Eight Million Dollars ($38,000,000) (the “Cash Consideration”), subject to the adjustments, prorations, and allocations expressly provided herein, including any closing adjustment agreed by the Parties relating to rent paid by an Affiliate of Seller with respect to the Newark property owned by Passaic Ventures; and

(b) the transfer by Buyer to Seller of one hundred percent (100%) of the outstanding membership interests of Passaic Ventures pursuant to the Passaic MIPA.

3. POSSESSION. Buyer shall be entitled to exclusive possession of the Property as of the Closing.

4. EVIDENCE OF TITLE. Seller has delivered to Buyer an informational title commitment, title report, or other evidence of title reasonably sufficient for Buyer’s review of title to the Property (collectively, the “Title Evidence”). Seller shall convey to Buyer fee simple title to the Property, subject only to the Permitted Exceptions. For purposes of this Agreement, “Permitted Exceptions” means the matters disclosed by the Title Evidence, liens for real estate taxes and assessments not yet due and payable, applicable zoning and land use regulations and other matters of record affecting the Property.

5. DEED. Seller shall convey fee simple title to the Property to Buyer by a recordable bargain and sale deed (the “Deed”), subject only to the Permitted Exceptions.

6. PRORATIONS AND CLOSING ADJUSTMENTS.

(a) Real estate taxes and assessments shall be apportioned between Seller and Buyer as of the Closing based upon the most recently available tax bills and assessments. Seller shall pay all transfer taxes, documentary stamp taxes and recording charges customarily payable by a seller in connection with the conveyance of the Property. Seller shall pay the cost of the title search and owner’s title insurance policy issued to Buyer in connection with the Closing, and Seller and Buyer shall each pay one-half of any title company escrow or settlement fees.

(b) The Parties acknowledge that an Affiliate of Seller has paid rent for the calendar month in which the Closing occurs with respect to the Newark property owned by Passaic Ventures. The Parties have agreed that the agreed portion of such rent shall be reflected as a credit or adjustment in the final settlement statement or funds flow delivered in connection with the Closing.

7. REPRESENTATIONS & WARRANTIES. Seller hereby represents and warrants to Buyer as of the Effective Date as follows:

(a) Organization; Authority; Enforceability. Seller is duly organized, validly existing and in good standing under the laws of the State of Michigan and has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and general principles of equity.

(b) No Conflicts. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (i) conflict with or violate the organizational documents of Seller; (ii) conflict with or violate any applicable Law; or (iii) result in a breach of, or constitute a default under, any material agreement binding upon Seller or affecting the Property, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to materially impair Seller’s ability to consummate the transactions contemplated hereby.

(c) Title to Property. Seller has fee simple title to the Property, subject only to the Permitted Exceptions.

(d) Possession; Occupancy. Except for occupancy arrangements involving Buyer or Affiliates of Buyer, there are no leases or occupancy agreements affecting the Property, and no Person other than Seller, Buyer or their respective Affiliates occupies the Property.

(e) Contracts. Seller has not entered into any service contracts, management agreements or other agreements affecting the ownership or operation of the Property that will bind Buyer or the Property following the Closing, other than agreements that are terminable without material penalty upon or after the Closing.

(f) Litigation; Condemnation. To Seller’s knowledge, there are no actions, suits, proceedings or investigations pending or threatened against Seller relating to the Property or the transactions contemplated hereby that would reasonably be expected to materially impair Seller’s ability to consummate the transactions contemplated hereby. To Seller’s knowledge, there are no pending or threatened condemnation, eminent domain or similar proceedings materially affecting the Property.

(g) Compliance with Laws. To Seller’s knowledge, Seller has not received written notice of any material violation of any applicable Law relating to the ownership, operation or use of the Property that remains uncured.

(h) Environmental Matters. To Seller’s knowledge, except as previously disclosed to Buyer in writing or made available to Buyer prior to the Effective Date, Seller has not received written notice alleging any material violation of applicable Environmental Laws relating to the Property. Seller has made available to Buyer material environmental reports relating to the Property in Seller’s possession or control. For purposes of this Agreement, “Environmental Laws” means applicable Laws relating to pollution, protection of the environment or hazardous substances.

(i) FIRPTA. Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code and shall deliver to Buyer at the Closing a duly executed affidavit in customary form certifying the same.

(j) Brokers. Seller has not engaged any broker, finder or investment banker in connection with the transactions contemplated hereby whose fees or commissions would be payable by Buyer.

8. CLOSING. The Closing shall occur on the Effective Date concurrently with the execution and delivery of this Agreement and the consummation of the transactions contemplated by the Passaic MIPA. At the Closing, Seller and Buyer shall deliver to each other such customary instruments, funds and other documents as are reasonably necessary to consummate the transactions contemplated hereby, including, in the case of Seller, such customary resolutions, affidavits, closing statements and other title company documents as may be reasonably required to issue an owner’s policy of title insurance to Buyer in the amount of the Purchase Price.

9. CLOSING PROCEDURES. The Closing shall be conducted in such manner as the Parties may mutually determine. The Parties shall cooperate in good faith in connection with the Closing, including the preparation and execution of reasonably customary conveyance documents and other instruments as may be necessary to effectuate the Closing. The Parties may utilize a mutually acceptable title company, settlement agent or other closing agent to facilitate the Closing, including the receipt and disbursement of funds, preparation or collection of customary recording and transfer documents, and recording of the Deed and related instruments; provided, that the use of any such title company, settlement agent or closing agent shall not modify the rights or obligations of the Parties under this Agreement except pursuant to a written instrument executed by the Parties.

10. BROKER. Each Party represents to the other that it has not engaged any broker, finder or investment banker in connection with the transactions contemplated hereby whose fees or commissions would be payable by the other Party. Each Party shall indemnify and hold harmless the other Party from and against any claims for brokerage commissions or similar compensation arising from the indemnifying Party’s dealings with any broker, finder or investment banker.

11. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, sent by electronic mail or one (1) Business Day after being sent by nationally recognized overnight courier, in each case to the applicable Party at the address set forth below (or at such other address as a Party may designate by notice to the other Party in accordance with this Section 11):

BUYER:	Lakeshore Ventures LLC
Attn: Edward Girodat
12225 Stephens Road
Warren, MI 48089
Email: notices@gocrown.ws

SELLER:	UTSI Finance, Inc.
Attn: Michael H. Rogers
12755 E. Nine Mile Road
Warren, MI 48089
Email: mrogers@universallogistics.com

12. MISCELLANEOUS:

(a) For purposes of this Agreement, “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person; “Business Day” means any day other than a Saturday, Sunday or day on which banks are generally closed in Detroit, Michigan; “Law” means any applicable law, statute, rule, regulation, order or governmental requirement; and “Person” means any individual, corporation, limited liability company, partnership, trust, governmental authority or other entity.

(b) This Agreement, together with the Passaic MIPA and the documents delivered in connection herewith and therewith, constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby and supersedes all prior and contemporaneous understandings and agreements relating thereto. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective permitted successors and assigns. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Signatures delivered by electronic transmission shall be deemed effective for all purposes.

(c) No failure or delay by either Party in exercising any right or remedy hereunder shall operate as a waiver thereof.

(d) The exhibits attached hereto are incorporated herein by reference. In the event of any inconsistency between this Agreement and any exhibit attached hereto, the terms of this Agreement shall govern unless the applicable exhibit expressly provides otherwise. Headings are for convenience only and shall not affect the interpretation of this Agreement.

(e) If any provision of this Agreement is held to be invalid, illegal or unenforceable, the remaining provisions shall remain in full force and effect.

(f) Each Party shall execute and deliver such additional documents and take such further actions as may be reasonably requested to carry out the purposes of this Agreement.

(g) Seller shall be responsible for utility charges relating to the Property through the Closing Date, and Buyer shall be responsible for such charges thereafter.

(h) Buyer acknowledges that it has conducted such investigation of the Property as Buyer has deemed necessary or appropriate. Except for the representations and warranties expressly set forth in this Agreement, neither Seller nor any of its Affiliates or representatives makes any representation or warranty, express or implied, with respect to the Property or the transactions contemplated hereby, and Buyer acknowledges that it is acquiring the Property on an “AS IS, WHERE IS” basis with all faults.

(i) Except in the case of fraud or intentional misconduct, the representations and warranties contained in this Agreement shall terminate as of the Closing and shall not survive the Closing. Except in the case of fraud, intentional misconduct or willful breach, no Party shall be liable to the other Party for consequential, indirect, special, exemplary or punitive damages arising out of or relating to this Agreement or the transactions contemplated hereby.

(j) No past, present or future director, officer, manager, employee, member, equity holder, Affiliate, attorney, advisor or representative of either Party shall have any personal liability arising out of or relating to this Agreement or the transactions contemplated hereby, except in the case of fraud or intentional misconduct by such Person.

(k) This Agreement and all disputes arising out of or relating hereto shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to any choice-of-law or conflict-of-laws principles that would result in the application of the laws of another jurisdiction. Each Party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement shall be brought exclusively in the state or federal courts located in the State of New Jersey. Each Party irrevocably submits to the jurisdiction of such courts and waives, to the fullest extent permitted by applicable Law, any objection based upon venue, forum non conveniens or personal jurisdiction.

(l) Nothing contained in this Agreement shall confer upon any Person other than the Parties and their respective permitted successors and assigns any rights or remedies hereunder.

(m) EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signatures appear on next page.]

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

SELLER:		BUYER:

UTSI FINANCE, INC.		LAKESHORE VENTURES LLC

By:	/s/ Tim Phillips	By:	/s/ Ronald J. Patti
Name:	Tim Phillips	Name:	Ronald J. Patti
Title:	President	Title:	Vice President